Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
    * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108-3707 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *



May 25, 2010


To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 25, 2010, relating to the financial statements of Amerthai Mineral Inc. for the period from January 27, 2010 (inception) through March 31, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board